FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Reports Fourth Quarter and Year End Earnings

MIDLOTHIAN, IL – March 5, 2014 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for AJ Smith Federal Savings Bank (the “Bank”), announced fourth quarter 2013 net income of $223,000, or $0.10 per share, compared to net loss of $825,000, or $(0.36) per share for fourth quarter 2012. The Company reported net income of $903,000 or $0.39 per share for 2013, compared to a net loss of $22,000 or $(0.01) per share for 2012.

Fourth quarter 2013 net interest income increased $11,000 to $1.2 million compared to the fourth quarter 2012. The increase was a result of a $74,000 reduction in interest expense, partially offset by a $63,000 reduction in interest income. Fourth quarter 2013 interest income decreased $63,000 to $1.5 million compared to fourth quarter 2012. The decrease was primarily due to a 26 basis point decline in the average yield on loans to 4.09% for the fourth quarter 2013 compared to 4.35% for the comparable 2012 quarter, partially offset by a $1.1 million increase in the average balance of loans outstanding to $121.9 million for the quarter ended December 31, 2013. Fourth quarter 2013 interest expense decreased $74,000 to $269,000 compared to fourth quarter 2012 of $343,000. The decrease was attributable to a decline in the average balance of certificate of deposits and Federal Home Loan Bank advances.

Net interest income for 2013 decreased $251,000 to $4.9 million compared to 2012 net interest income of $5.2 million.  Interest income for 2013 was $6.1 million, down 9.5%, compared to $6.7 million for 2012, reflective of a $9.1 million decrease in average interest earning assets and a 17 basis point decrease in the average rate earned on interest earning assets. Interest expense for 2013 decreased $386,000, or 25.4%, to $1.1 million, as compared to 2012, as a result of a $14.0 million decrease in the average balance of interest bearing liabilities and a 16 basis point decline in the average interest rate paid for interest bearing liabilities. The lower average balance of interest bearing liabilities reflected a $10.3 million reduction in average certificate of deposits and a $5.3 million decline in average Federal Home Loan Bank advances, offset by increased average balances in the Bank’s lower cost core deposit accounts.

The Bank’s net interest margin for fourth quarter 2013 was 2.42%, a 5 basis point increase from 2.37% for the fourth quarter of 2012, reflecting a 12 basis point decline in the average rate paid in interest bearing liabilities, partially offset by a 10 basis point decline in the average rate earned on interest earning assets. The net interest margin for 2013 was 2.44%, a decline of 2 basis points compared to 2.46% for 2012.

Non-interest income, which is primarily bank services fees and gains on securities sales, increased $109,000, or 57.1%, to $300,000 for the fourth quarter 2013 from the fourth quarter 2012. Non-interest income for 2013 decreased $113,000, or 11.1%, to $906,000 compared with 2012. Non-interest income in 2013 and 2012 included gains on securities sales of $182,000 and $277,000, respectively.

Fourth quarter 2013 non-interest expense decreased $498,000, or 27.4%, to $1.3 million compared with the 2012 fourth quarter.  Non-interest expense for 2013 decreased $788,000, or 13.8%, to $4.9 million compared with 2012. The decrease was primarily due to a reduction in the net loss on other real estate owned write-downs, sales, and expenses resulting from the disposal of properties and changing property management companies in 2013 which reduced the carrying costs of the Company’s other real estate owned properties for 2013.

There was no fourth quarter 2013 provision for loan losses compared to a provision of $430,000 for the 2012 fourth quarter, which reflected continued stable asset quality for the Bank. There was no provision for loan losses for 2013 compared to a provision of $501,000 for 2012. Nonperforming loans as a percentage of total net loans at December 31, 2013 were 2.72% compared to 3.16% at December 31, 2012.

Total assets decreased $414,000 to $220.9 million at December 31, 2013 compared to 2012. Total deposits at year-end 2013 decreased $7.2 million to $164.5 million from December 31, 2012. Stockholders’ equity was $34.3 million at December 31, 2013, compared to $22.9 million at the end of 2012. The increase in stockholders’ equity was primarily due to the completion of the Company’s second step conversion and stock offering in 2013. The Bank’s average interest-earning assets to average interest-bearing liabilities were 119.14% for 2013, compared to 114.99% for 2012.

Cash Dividend Payments to Occur in February and March
The Company announced on January 21, 2014 the declaration of a special cash dividend on the Company’s outstanding common stock of $0.25 per share. The dividend will be payable to stockholders of record as of February 11, 2014 and is expected to be paid on March 4, 2014.

Also on January 21, 2014, the Company announced the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 4, 2014 and is expected to be paid on February 25, 2014.

The Company received the non-objection of the Federal Reserve Bank of Chicago for the payment of the special cash dividend and the payment of four quarterly cash dividends of $0.05 per share.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. (OTCBB: AJSB) is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $220.9 million and total deposits of $164.5 million as of December 31, 2013. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)

Total assets	$220,926	$221,340
Cash and cash equivalents	22,281	16,346
Securities available for sale	63,804	70,311
Bank owned life insurance	5,511	5,311
Loans, net	119,145	119,068
Deposits	164,519	171,721
Federal Home Loan Bank advances	17,000	22,000
Stockholders’ equity	34,384	22,852

Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,509	$1,572	$6,057	$6,694
Interest expense	269	343	1,135	1,521
Net interest income	1,240	1,229	4,922	5,173
Provision for loan losses	-	430	-	501
Net interest income after provision for loan losses	1,240	799	4,922	4,672
Total non-interest income	300	191	906	1,019
Total non-interest expense	1,317	1,815	4,925	5,713
Income (loss) before income taxes	223	(825)	903	(22)
Income tax expense	-	-	-	-
Net income (loss)	$223	$(825)	$903	$(22)
Basic and diluted earnings per share (1)	$0.10	$(0.36)	$0.39	$(0.01)

(1)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.
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AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)

Return on average assets	0.40%	(1.47)%	0.41%	(0.01)%
Return on average equity	2.82%	(14.01)%	3.55%	(0.09)%
Average interest-earning assets to average interest-bearing liabilities	124.39%	115.87%	119.14%	114.99%
Interest rate spread	2.29%	2.27%	2.33%	2.35%
Net interest margin	2.42%	2.37%	2.44%	2.46%

	December 31,	December 31,
	2013	2012
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	2.72%	3.16%
Non-performing assets as a percent of total assets	2.67%	3.12%
Allowance for loan losses as a percent of total net loans	1.16%	1.30%
Allowance for loan losses as a percent of non-performing loans	42.77%	41.13%